Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of common stock to be issued pursuant to the Solid Power, Inc. 2021 Equity Incentive Plan of our report dated February 28, 2025, with respect to the consolidated financial statements of Solid Power, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

February 28, 2025